UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ITRONICS INC.

(Name of small business issuer in its charter)

                                                 TEXAS                                                                75-2198369

                               (State or other jurisdiction                                                   (I.R.S. Employer or

                  of incorporation organization)                                                  Identification No.)

6490 S. McCarran Blvd., Bldg. C-23, Reno, NV 89509

(Address of principal place of business) (zip code)

Itronics Inc.

Year 2003 Employee/Consultant Stock Compensation Plan

(Full title of the plan)

                                                                          Mintmire & Associates

                                                                          265 Sunrise Avenue, Suite 204,

                                                                          Palm Beach, FL 33480

                                                                          Tel: (561) 832-5696

_______________________________________________

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

                                     PROPOSED               PROPOSED

TITLE OF                     AMOUNT                  MAXIMUM            MAXIMUM

SECURITIES             OF SHARES                OFFERING           AGGREGATE           AMOUNT OF

TO BE                            TO BE                          PRICE                  OFFERING            REGISTRATION

REGISTERED         REGISTERED               PER SHARE                 PRICE                         FEE (1)

Common Stock          3,000,000 (2)                  $0.12                      $360,000                       $33.12

Par value $0.001

per share

(1) Estimated pursuant to Rule 457(c) and 457(h) solely for the purpose of calculating the Registration Fee, which is based on the closing sale price of the Company's Common Stock on the average of December 2, 3, 4, 5, 6, 2002 as reported on the OTC Electronic Bulletin Board.

(2) Represents the maximum number of shares which may be granted under the Itronics Inc. Year 2003 Employee/Consultant Stock Compensation Plan (the "Plan").

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents which have been heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement:

          (1) The Registrant's Annual Report on Form l0-KSB for the fiscal year ended December 31, 2001.

          (2) The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002.

  (3) The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

  (4) The Registrant’s  Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

  (5) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to above; and

  (6) The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

The Bylaws of the Registrant contain provisions which provide for the indemnification of directors, officers, and other employees or agents of the Registrant properly appointed to serve in an official capacity who while acting in good faith, in the best interests of the Registrant, and within the scope of their offices, are or are threatened to be named as a defendant or respondent in a civil or criminal action. The extent of the indemnification is limited to judgments, penalties, fines, settlements and reasonable expenses actually incurred.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

*     5.2 Opinion of Mintmire & Associates

*     10.2 Itronics Inc. Year 2003 Employee/Consultant Stock Compensation Plan

*     23.2 Consent of Kafoury, Armstrong & Company

       23.3 Consent of Mintmire & Associates (contained in the opinion filed as Exhibit 5.2 hereof)

----------------------------

(* filed herewith)

Item 9. Undertakings.

The Registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any prospectus required by Section 10(a) (3) of the Securities Act;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of this counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                                 ITRONICS INC.

Date: December 18, 2002                         By: /S/ JOHN W. WHITNEY

                                                                      John W. Whitney

                                                                      President, Treasurer and Director

                                                                     (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Date: December 18, 2002                         By: /S/ JOHN W. WHITNEY

                                                                       John W. Whitney

                                                                       President, Treasurer and Director

                                                                       (Principal Executive and Financial Officer)

Date: December 18, 2002                         By: /S/ MICHAEL C. HORSLEY

                                                                      Michael C. Horsley

                                                                      Controller

                                                                     (Principal Accounting Officer)

Date: December 18, 2002                         By: /S/ PAUL H. DURCKEL

                                                                       Paul H. Durckel

                                                                       Director

Date: December 18, 2002                        By: /S / ALAN C. LEWIN

                                                                    Alan C. Lewin

                                                                     Director

EXHIBIT 5.2

MINTMIRE & ASSOCIATES

ATTORNEYS AT LAW

265 SUNRISE AVENUE

SUITE 204

PALM BEACH, FLORIDA 33480

TEL: (561) 832-5696

FAX: (561) 659-5371

December 19, 2002

Board of Directors

Itronics Inc.

6490 S. McCarran Blvd., Bldg. C-23

Reno, NV 89509

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 19, 2002, in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company's Common Stock, no par value (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's Year 2003 Employee/Consultant Stock Compensation Plan. (the "Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Purchase Plan.

It is our opinion that the 3,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provided in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,

MINTMIRE & ASSOCIATES

/s/ Donald F. Mintmire

Donald F. Mintmire, Esq.

DFM/mt

EXHIBIT 10.2

YEAR 2003 EMPLOYEE/CONSULTANT

STOCK COMPENSATION PLAN

I. PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Itronics Inc. and its Subsidiaries (together being the "Company") by allowing the Company to compensate Employee/Consultants and certain other persons who have provided bona fide services to the Company, through the award of Common Stock of the Company.

II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of (i) Common Stock or (ii) options or warrants to purchase Common Stock made under this Plan.

2. "Board of Directors" means the Board of Directors of the Company.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the Common Stock of the Company.

5. "Date of Grant" means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective

6. "Employee/Consultant" means any person or entity (i) who has rendered or will render bona fide services to the Company, and (ii) who, in the opinion of the Board of Directors, are in a position to make, or who have previously made, a significant contribution to the success of the Company.

7. 'Subsidiary" means any corporation that is a subsidiary with regard to as that term is defined in Section 424(f) of the Code.

III. EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is December 15, 2002.

IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of

Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V. STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 3,000,000 shares which number represents 3,000,000 shares not yet issued under the Plan. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

VI. PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Employee/Consultants.

VII. GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employee/Consultant Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee/Consultant will relate, and the terms and conditions upon which an Award may be issued (including, without limitation, the date of exercisability, exercise price and term of any Award which constitutes an option or warrant to purchase Common Stock). No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

VIII. DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX. RIGHT TO CONTINUED ENGAGEMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any Employee/Consultant the right to continued engagement by the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Employee/Consultant or to terminate any consulting relationship at any time.

X. LAWS AND REGULATIONS.

1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI. TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Itronics, Inc. on Form S-8 to be filed on or about December 19, 2002 of our report dated March 29, 2002 on the consolidated financial statements of Itronics Inc. and Subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-KSB of Itronics, Inc. for the year ended December 31, 2001

                                                                               /s/Kafoury, Armstrong & Company

                                                                               KAFOURY, ARMSTRONG & COMPANY

Reno, Nevada December 18, 2002